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                                                                     EXHIBIT 3.1

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            SIGNATURE EYEWEAR, INC.

     The undersigned, Julie Heldman and Michael Prince, do hereby certify that:

     1. They are the President and Chief Financial Officer, respectively, of Signature Eyewear, Inc., a California corporation (the "Corporation").

     2. The Articles of Incorporation of this Corporation are restated to read as follows:

                                      I.

     The name of this Corporation is Signature Eyewear, Inc.

                                      II.

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) This Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the General Corporation Law of California) of this Corporation in excess of that expressly permitted by such Section 317 for those agents, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute:

          (i) this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and

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          (ii) this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

     No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

     (c) Any repeal or modification of the foregoing provisions of this Article III by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

                                      IV.

     (a) This Corporation is authorized to issue 30,000,000 shares of Common Stock, par value $.001 per share (hereinafter referred to as the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (hereinafter referred to as the "Preferred Stock").

     (b) Such Preferred Stock may be issued from time to time in one or more series as shall be authorized by the Board of Directors of this Corporation. The Board of Directors of this Corporation shall, prior to the issuance of any such shares of any series of Preferred Stock, fix (i) the number of shares of each such series of Preferred Stock and (ii) such distinctive designation or title of each such series of Preferred Stock with such rights, privileges, powers and preferences thereof.

     (c) Upon the filing of this restatement of the Articles of Incorporation of this Corporation, each outstanding share of Common Stock shall, without any further action on the part of the Corporation, be split and converted into 3.175 shares of Common Stock.

                                      V.

     Cumulative voting for the election of directors of this Corporation shall be eliminated effective upon the date this Corporation becomes, and for as long as this Corporation is, a "listed corporation" within the meaning of
     Section 301.5 of the General Corporation Law of California.

     3. The foregoing restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

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     4.   The foregoing restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law of California. The total number of outstanding shares of this Corporation is 1,134,021 shares of Common Stock. The number of shares voting in favor of the restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Executed at Los Angeles, California, on June 6, 1997.



                                     /s/ Julie Heldman
                                    ---------------------------------------
                                    Julie Heldman, President


                                     /s/ Michael Prince
                                    ---------------------------------------
                                    Michael Prince, Chief Financial Officer

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